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                                                                  EXHIBIT 23.2




                              CONSENT OF KPMG LLP


The Board of Directors
Specialty Equipment Companies, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 17, 2000, relating to the consolidated balance sheets of Specialty Equipment Companies, Inc. and subsidiaries as of January 31, 1999 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended January 31, 2000, and related schedule, which reports appear in the Specialty Equipment Companies, Inc. annual report on Form 10-K.





                                                  /s/ KPMG LLP



Chicago, Illinois
August 22, 2000